Exhibit 99.1

--------------------------------------------------------------------------------
                        The Wilber Corporation Announces
               Second Quarter 2004 Earnings and Quarterly Dividend
--------------------------------------------------------------------------------
                              FOR IMMEDIATE RELEASE

DATE:  July 26, 2004
FROM:  Alfred S. Whittet, President and CEO
PHONE: 607-433-4148

Oneonta, New York, July 26, 2004 - The Wilber Corporation, parent company of Wilber National Bank, today reported Net Income of $1.851 million and Earnings per Share of $0.17 for the three-month period ended June 30, 2004. By comparison, the Company's Net Income and Earnings per Share for the three-month period ended June 30, 2003, were $2.293 million and $0.21, respectively. The Company's Return on Average Assets and Return on Average Equity for the second quarter were 1.01% and 11.53%, respectively, as compared to 1.27% and 14.27% for the same period in 2003. For the quarter ended June 30, 2004, Average Total Assets of the Company increased to $736 million. This compares to $724 million for the same period ended June 30, 2003, representing a $12 million or 1.7% increase.

For the six-month period ended June 30, 2004, the Company reported Net Income of $4.135 million and Earnings per Share of $0.37. By comparison for the six-month period ended June 30, 2003 Net Income and Earnings per Share were $4.688 million and $0.42, decreases of $553 thousand and $0.05, respectively.

Alfred S. Whittet, the Company's President and CEO, said, "The decrease in Net Income during the first half of the year was primarily caused by the continued compression of the Company's Net Interest Margin." During the first six months of the year, the Company's Net Interest Margin (tax equivalent) was 3.67%, as compared to 3.83% for the same six-month period in 2003. Mr. Whittet continued, "During the first two quarters of 2004 we experienced very rapid prepayments on our mortgage backed securities investment portfolio due to the historically low residential mortgage interest rates available throughout the United States and the related high-levels of mortgage refinancing activity. These conditions required us to write-down (amortize) the premiums we paid for certain mortgage-backed securities at a much faster rate than we originally anticipated, thereby reducing our Interest Income." The Company's Amortization Expense of Premiums, net of Accretion of Discounts on Investments totaled $1.338 million during the first two quarters of 2004. This compares to $553 thousand during the first two quarters of 2003, a $785 thousand increase. Mr. Whittet further added, "During the month of June 2004, the rate of prepayment showed signs of slowing."

Mr. Whittet noted, "During the first half of 2004 we increased our loans outstanding and experienced an improvement in several asset quality measures." The Company's Average Gross Loans outstanding during the first half of 2004 were $367.2 million as compared to $361.6 million during the first half of 2003, a $5.6 million or 1.5% increase. The Company's Net Loan Charge-Offs to Average Loans (annualized) have decreased to 0.17% during the first half of 2004, as compared to, 0.25% for the first half of 2003. Similarly, the Nonperforming Loans to Period-End Loans have decreased from 1.29% at June 30, 2003 to 0.48% at June 30, 2004. Mr. Whittet noted, "In addition to improvements in nonperforming loans and net charge-offs, we have also decreased our loan delinquency levels." Loans 30 to 89 days past due totaled $1.335 million or 0.36% of loans outstanding at June 30, 2004, as compared to $2.629 million or 0.73% of loans outstanding at December 31, 2003.

In related news, on July 26, 2004, the Company's Board of directors declared a quarterly dividend of $0.095 per share payable August 23, 2004 to shareholders of record on August 9, 2004. This compares to $0.0925 per share for the same period in 2003.

Mr. Whittet commented, "The first two quarters of the year were challenging ones for the Company given the low interest rate environment. However, we are encouraged by the Federal Open Market Committee's move on June 30, 2004 to increase the Federal Funds rate by 0.25%, to 1.25%. We believe this is a sign that the recent improvements in the National economy are sustainable."


The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent company of Wilber National Bank, a national bank chartered in 1874 with 19 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango and Broome Counties and a loan production office located in Kingston, New York. The Company's common stock trades under the symbol GIW on the American Stock Exchange.

NOTE: This press release may contain certain statements which are historical facts or which concern the Company's future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.

                                       ###

THE WILBER CORPORATION
----------------------
CONSOLIDATED FINANCIAL INFORMATION
----------------------------------
($ In thousands, except per share amounts)
Unaudited

                                                                      As of and for the three            As of and for the six
                                                                        months ended June 30,             months ended June 30,
Condensed Income Statement                                               2004         2003                2004             2003
-----------------------------------------------------------------------------------------------         --------------------------
      Net interest income                                             $  5,793         $  6,174         $ 11,778         $ 12,401
      Provision for loan losses                                            300              435              660              855
          Net interest income after provision for loan losses            5,493            5,739           11,118           11,546
      Noninterest income                                                 1,072            1,523            2,886            3,110
      Noninterest expense                                                4,113            4,080            8,426            8,090
          Income before taxes                                            2,452            3,182            5,578            6,566
      Income taxes                                                         601              889            1,443            1,878
          Net income                                                  $  1,851         $  2,293         $  4,135         $  4,688

Share and Per Share Data
-----------------------------------------------------------------------------------------------         --------------------------
      Average common shares outstanding (in thousands)                  11,209           11,209           11,209           11,219
      Period-end common shares outstanding (in thousands)               11,209           11,209           11,209           11,209

      Net income per share                                            $   0.17         $   0.21         $   0.37         $   0.42

      Cash dividends declared                                         $ 0.0950         $ 0.0925         $ 0.1900         $ 0.1850

      Book value per common share                                     $   5.67         $   5.78         $   5.67         $   5.78

Period-end Balances
-----------------------------------------------------------------------------------------------         --------------------------
      Total Assets                                                    $726,187         $729,405         $726,187         $729,405
      Earning Assets                                                   686,005          691,456          686,005          691,456
      Loans, gross                                                     374,393          362,478          374,393          362,478
      Allowance for loan losses                                          6,113            5,786            6,113            5,786
      Deposits                                                         578,126          582,890          578,126          582,890
      Shareholders' equity                                              63,594           64,752           63,594           64,752

Average Balances
-----------------------------------------------------------------------------------------------         --------------------------
      Total Assets                                                    $735,955         $724,071         $730,469         $722,402
      Earning Assets                                                   695,891          686,364          690,102          684,127
      Loans, gross                                                     370,148          362,586          367,223          361,640
      Allowance for loan losses                                          6,001            5,637            5,890            5,580
      Deposits                                                         584,412          577,807          580,035          571,518
      Shareholders' equity                                              64,563           64,450           65,094           64,074

Key Ratios
-----------------------------------------------------------------------------------------------         --------------------------
      Earnings:
          Return on average assets                                        1.01%            1.27%            1.14%            1.31%
          Return on average equity                                       11.53%           14.27%           12.77%           14.75%
          Net interest margin (tax-equivalent)                            3.58%            3.82%            3.67%            3.83%
          Efficiency ratio (1)                                           55.69%           52.17%           56.06%           51.74%

Asset Quality
-----------------------------------------------------------------------------------------------         --------------------------
      Net loan charge-offs to average loans, annualized                   0.09%            0.28%            0.17%            0.25%
      Allowance for loan losses to period-end loans                       1.63%            1.60%            1.63%            1.60%
      Allowance for loan losses to non-performing loans (2)                340%             250%             340%             123%
      Non-performing loans to period-end loans                            0.48%            0.64%            0.48%            1.29%
      Non-performing assets to period-end loans and other real
      estate                                                              0.48%            0.64%            0.48%            1.29%

Common Stock Data
------------------------------------------------------------------------------------------------        --------

During 2003 and through  February 11, 2004,  the common            2004   High Trade    Low Trade    Dividend
stock of The Wilber  Corporation was inactively  traded            ----   ----------    ---------    --------
on NASDAQ's  Over-the-  Counter  Bulletin  Board market     1st Quarter     $  15.50     $  12.65    $   0.0950
under the symbol  WLBC.OB.  On February 12,  2004,  the     2nd Quarter     $  13.65     $  12.00    $   0.0950
Company's  common  stock  ($0.01  par value per  share)
began trading on the American Stock Exchange  (Amex(R))
under the symbol GIW.



                                                                   2003   High Trade    Low Trade    Dividend
                                                                   ----   ----------    ---------    --------
                                                            1st Quarter     $  15.00     $  12.10    $  0.0925
                                                            2nd Quarter     $  13.75     $  10.20    $  0.0925
                                                            3rd Quarter     $  10.81     $   9.81    $  0.0925
                                                            4th Quarter     $  10.25     $   9.78    $  0.0925


(1) Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.
(2) Non-performing loans include nonaccrual loans, restructured loans and accruing loans 90 days or more delinquent.